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                           CERTIFICATE OF AMENDMENT
                                       OF
                    RESTATED CERTIFICATE OF INCORPORATION

     Horizon/CMS Healthcare Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, (the "DGCL"),

     DOES HEREBY CERTIFY:

     FIRST: that the Board of Directors of Horizon/CMS Healthcare Corporation (the "Company") has duly adopted resolutions setting forth a proposed amendment (the "Amendment") to the Restated Certificate of Incorporation of the Company, declaring the Amendment to be advisable and calling for consideration thereof at the 1995 Annual Meeting of Stockholders (the "Annual Meeting").

     SECOND: that the Amendment provides that Section 4 of the Article VII of the Restated Certificate of Incorporation of the Company be amended and restated in its entirety to read as follows:

          4. The Board of Directors may, by resolution passed by 80% of the then authorized number of directors, designate one or more committees, each committee to consist of one or more of the directors of the corporation, to exercise such powers and authority of the Board of Directors in the management of the business and affairs of the corporation as the directors may authorize in such resolution; PROVIDED, HOWEVER, that no such committee shall have any power or authority to amend this Amended and Restated Certificate of Incorporation, to recommend to the stockholders a merger, consolidation or dissolution of this corporation or a sale, lease or exchange of all or substantially all of the corporation's assets or any amendment to the bylaws of this corporation, or to declare a dividend. The Board of Directors may by the affirmative vote of 80% of the then authorized number of directors, fill any vacancies on any committee or remove any member thereof, either with or without cause, at any time.

     THIRD: That on September 27, 1995, the Annual Meeting was duly called and held, upon notice and in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute and the Company's Restated Certificate of Incorporation were voted in favor of the Amendment.

     FOURTH: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

     IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by Ernest A. Schofield, Senior Vice President, this 28th day of September, 1995.

                                       By: /s/ ERNEST A. SCHOFIELD
                                          -----------------------------------
                                               Ernest A. Schofield
                                               Senior Vice President